As filed with the Securities and Exchange Commission on May 17, 2006
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BARRIER THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3828030

(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)
600 College Road East, Suite 3200
Princeton, New Jersey 08540
(609) 945-1200

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
Geert Cauwenbergh, Ph.D.
Chief Executive Officer
Barrier Therapeutics, Inc.
600 College Road East, Suite 3200
Princeton, New Jersey 08540
(609) 945-1200

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Steven M. Cohen, Esq.
Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
(609) 919-6600

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐                    .
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐                    .
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities	Amount to be	Amount of
To Be Registered(1)	Registered (2)	Registration Fee
Common Stock, $0.0001 par value per share	$75,000,000	$8,025.00

(1)	The securities registered consist of $75,000,000 of an indeterminate number or amount of common stock as may be issued from time to time at indeterminate prices. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $75,000,000. Pursuant to Rule 416(a), this registration statement covers an indeterminate amount of securities as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
Subject to completion, dated May 17, 2006
PROSPECTUS
BARRIER THERAPEUTICS, INC.
$75,000,000
COMMON STOCK
     Barrier Therapeutics, Inc. may offer up to $75,000,000 of common stock from time to time. When we offer these securities, we will provide a prospectus supplement containing the specific terms of that offering. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.
     We will receive all proceeds from the sale of securities hereunder.
     Our common stock is traded on the NASDAQ National Market under the symbol “BTRX.” On May 15, 2006, the closing sale price of our common stock on NASDAQ was $7.12 per share. You are urged to obtain current market quotations for our common stock.

     Investing in our securities involves a high degree of risk. See “Risk Factors” commencing on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2006.

- i -

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. We may from time to time sell common stock in one or more offerings up to a total dollar amount of $75,000,000.
     Each time we sell these securities, we will provide you with a prospectus supplement containing specific information about the terms of each such sale. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 36 of this prospectus.
     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” or similar references mean Barrier Therapeutics, Inc. and its subsidiaries.
     You should rely only on the information contained in this prospectus or in a prospectus supplement or amendment. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We may offer to sell, and seek offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a prospectus supplement or amendment or incorporated herein by reference is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

BARRIER THERAPEUTICS, INC.
Overview
     We are a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. We currently market two pharmaceutical products in the United States, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, and 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0% and tretinoin 0.01%) Topical Solution. We also market our Solagé product in Canada, along with VANIQA® (elflornithine HCI) Cream 13.9%, for which we are the exclusive distributor in Canada. We promote our marketed products through a sales force consisting of our own sales representatives and those of a contract sales organization. We have one New Drug Application, or NDA, under review by the United States Food and Drug Administration, or FDA, for our Sebazole™ product candidate. Our product pipeline includes other product candidates in various stages of clinical development.
     Our Marketed Products
     Our marketed products are:
     • Vusion: a topical ointment indicated for the treatment of infants and children with diaper dermatitis complicated by candidiasis, an inflammatory disease characterized by diaper rash infected by a yeast called Candida.
     • Solagé: a topical solution indicated for the treatment of solar lentigines, commonly known as age spots. We currently market this product in the United States and Canada.
     • VANIQA: a topical cream indicated for slowing the growth of unwanted facial hair in women. We are the exclusive distributor of this product in Canada under an agreement with Shire Pharmaceutical Contracts Limited.
     In March 2006, we entered into an agreement with Novartis Consumer Health Canada, Inc., an affiliate of Novartis, Inc., pursuant to which we were granted the exclusive rights to market and distribute Denavir® (penciclovir cream) 1% in Canada. Denavir is a topical antiviral prescription medication indicated for the treatment of herpes labialis, also known as cold sores, in adults. We plan to launch Denavir in Canada during the second half of 2006.
     Our Product Pipeline
     Our most advanced product candidate is Sebazole, a gel for the treatment of seborrheic dermatitis. Seborrheic dermatitis is a type of eczema characterized by inflammation and scaling of the skin, principally of the scalp, face and chest. In September 2005, we submitted an NDA for Sebazole in the United States. In December 2005, the FDA accepted the NDA for filing. The NDA is currently being reviewed at the FDA, and we expect an action letter at the end of July 2006.
     We have other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including acne, psoriasis, onychomycosis and other fungal infections. In addition, we have access to the classes of compounds claimed in the patents licensed to us under our license agreements with affiliates of Johnson & Johnson. We are currently conducting a screening program of those compounds to search for new product candidates in the field of dermatology.
     Our History
     Our management team consists of a number of experienced pharmaceutical industry executives and recognized experts in dermatological drug discovery, development and commercialization. We were founded by Geert Cauwenbergh, Ph.D., our Chief Executive Officer, who identified a portfolio of dermatological product candidates and intellectual property within the Johnson & Johnson family of companies that he believed could form the basis for an independent pharmaceutical company focused on dermatology. In May 2002, we acquired these assets through licenses from Janssen Pharmaceutica Products, L.P., Johnson & Johnson Consumer Companies, Inc. and Ortho-McNeil Pharmaceutical, Inc., each a Johnson & Johnson company, in exchange for an equity interest in us. In this document, we sometimes refer to Janssen Pharmaceutica Products, L.P. and its affiliates as Janssen. We were incorporated in Delaware in September 2001 and commenced active operations in May 2002. Our principal offices are located at 600 College Road East, Suite 3200, Princeton, New Jersey 08540.
     We have financed our operations and internal growth almost entirely through proceeds from private placements of preferred stock, our initial public offering in the second quarter of 2004 and our follow-on public offering in the first quarter of 2005. With the acquisition of Solagé in February 2005, we commenced our planned principal operations of selling dermatology products and have transitioned from a company primarily focused on research and development to a company also with a significant commercial focus. As a result, we no longer consider ourselves a development stage enterprise. We have incurred significant losses since our inception in 2001, as we have devoted substantially all of our efforts to research and development activities, including clinical trials. For the year ended December 31, 2005, our net loss was $45.2 million, and for the three months ended March 31, 2006, our net loss was $11.4 million. As of March 31, 2006, we had an accumulated deficit of $162.8 million, which has resulted primarily from our research and development activities, our acquisition of the rights to our product candidates, the commercial development of our products, including the sales and marketing of Vusion and Solagé, and preferred stock accretion. We expect our operating losses to increase as we do not expect to generate significant revenues in the near future. We expect to continue to increase our research and development costs, our costs of commercial operations are expected to increase, and we will continue to incur the costs of being a public company.
Trademarks
     Solagé® is a registered trademark of Barrier Therapeutics, Inc. Zimycan® is a registered European Community Trademark of Barrier Therapeutics, Inc. We are seeking United States trademark registrations for our trademarks Barrier Therapeutics™, Vusion™, Sebazole™, Hyphanox™, Rambazole™ and Hivenyl™. Shire International Licensing, B.V., owns the Canadian registration of the VANIQA® trademark. All other trademarks or service marks appearing in this prospectus are the property of their respective companies.
Available Information
     We maintain a website at www.barriertherapeutics.com. General information about us, including our Corporate Governance Guidelines and the charters for the committees of our Board of Directors, can be found on this website. Our Board of Directors has adopted a Code of Conduct, which applies to all employees, officers and directors. This Code of Conduct can also be found on our website. We make available free of charge through the Investor Relations section of our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. We include our website address in this prospectus only as an inactive textural reference and do not intend it to be an active link to our website. The material on our website is not part of our prospectus. You may also obtain a free copy of these reports and amendments, as well as our Corporate Governance Guidelines, committee charters and Code of Conduct, by contacting our General Counsel at Barrier Therapeutics, Inc., 600 College Road East, Suite 3200, Princeton, NJ 08540.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our securities. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our securities.
RISKS RELATED TO OUR BUSINESS
Risks Related to Our Financial Results and Need for Additional Financing
We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future.
     Since our inception in September 2001, we have incurred significant operating losses and, as of March 31, 2006, we had an accumulated deficit of $162.8 million. We currently market Vusion and Solagé in the United States and Solagé and VANIQA in Canada. Our product pipeline includes several product candidates in various stages of clinical development. Prior to our acquisition of Solagé in February 2005, we had generated no revenues from the sale of our products. We expect to continue to incur significant operating expenses and anticipate that our expenses may increase substantially in the foreseeable future as we:
•	conduct additional clinical trials;

•	conduct research and development on existing and new product candidates;

•	seek regulatory approvals for our product candidates and address coverage and reimbursement determinations;

•	commercialize our products;

•	hire additional clinical, scientific, sales and marketing, management and compliance personnel;

•	add operational, financial and management information systems; and

•	identify and in-license or acquire additional compounds, marketed products or businesses.
     We need to generate significant revenue to achieve profitability. We may never generate sufficient sales revenue to achieve and then maintain profitability. We expect to incur operating losses for the foreseeable future.
We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.
     As of March 31, 2006, we had cash, cash equivalents and marketable securities of $67.9 million. We believe that our existing cash resources and our interest on these funds will be sufficient to meet our projected operating requirements for at least the next twelve months. We currently have no additional commitments or arrangements for any additional financing to fund the commercialization of our marketed products and the research, development and commercial launch of our product candidates. We will require additional funding in order to continue our commercialization efforts and our research and development programs, including preclinical studies and clinical trials of our product candidates, pursue regulatory approvals for our product candidates, pursue the commercial launch of our product candidates, expand our sales and marketing capabilities and for general corporate purposes. Our future capital requirements will depend on many factors, including:
•	the success of our commercialization of our marketed products;

•	the costs of commercialization activities, including product marketing, sales and distribution, compliance, and related working capital needs;

•	the success of our development of our product candidates;

•	the scope and results of our clinical trials;

•	advancement of other product candidates into clinical development;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the costs of manufacturing activities;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property-related costs, including any possible litigation costs;

•	our ability to establish and maintain collaborative and other strategic arrangements; and

•	potential acquisition or in-licensing of other technologies, products or businesses.
     Adequate financing may not be available on terms acceptable to us, if at all. We may continue to seek additional capital through public or private equity offerings, debt financings or collaborative arrangements and licensing agreements.
     If we raise additional funds by issuing equity securities, our stockholders would experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing that we raise or additional equity we may sell may contain terms that are not favorable to us or our common stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it will be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that may not be favorable to us. Lack of funding could adversely affect our ability to pursue our business. For example, if adequate funds are not available, we may be required to curtail significantly or eliminate one or more of our product development programs.
Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of our common stock to decline.
     Variations in our quarterly operating results are difficult to predict and may fluctuate significantly from period to period. We are a relatively new company and our sales prospects are uncertain. We have only recently launched our Vusion product and we have only owned Solagé since the first quarter of 2005. We cannot predict with certainty the timing of level of sales on these products in the future. If our quarterly sales or operating results fall below expectations of investors or securities analysts, the price of our common stock could decline substantially.

Risks Related to Development of Product Candidates
We will not be able to commercialize our product candidates if our preclinical studies do not produce successful results or if our clinical trials do not demonstrate safety and efficacy in humans.
     We intend to market our products in the United States and in various other countries. As a result, we will need to obtain separate regulatory approvals in most jurisdictions. Before obtaining regulatory approval for the sale of our product candidates, we must conduct extensive preclinical studies and clinical trials to demonstrate the safety and efficacy in humans of our product candidates. Preclinical studies and clinical trials are expensive, can take many years and have uncertain outcomes. In addition, the regulatory approval procedures vary among countries and additional testing may be required in some jurisdictions.
     Our success will depend on the success of our currently ongoing clinical trials and subsequent clinical trials that have not yet begun. It may take several years to complete the clinical trials of a product, and a failure of one or more of our clinical trials can occur at any stage of testing. We believe that the development of each of our product candidates involves significant risks at each stage of testing. If clinical trial difficulties and failures arise, our product candidates may never be approved for sale or become commercially viable. We do not believe that any of our product candidates have alternative uses if our current development activities are unsuccessful.
     There are a number of difficulties and risks associated with clinical trials. These difficulties and risks may result in the failure to receive regulatory approval to sell our product candidates or the inability to commercialize any of our product candidates. The possibility exists that:
•	we may discover that a product candidate does not exhibit the expected therapeutic results in humans, may cause harmful side effects or have other unexpected characteristics that may delay or preclude regulatory approval or limit commercial use if approved;

•	the results from early clinical trials may not be statistically significant or predictive of results that will be obtained from expanded, advanced clinical trials;

•	institutional review boards or regulators, including the FDA, may hold, suspend or terminate our clinical research or the clinical trials of our product candidates for various reasons, including noncompliance with regulatory requirements or if, in their opinion, the participating subjects are being exposed to unacceptable health risks;

•	subjects may drop out of our clinical trials;

•	our preclinical studies or clinical trials may produce negative, inconsistent or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials; and

•	the cost of our clinical trials may be greater than we currently anticipate.
     For example, the FDA has placed our Liarozole and oral Rambazole product candidates on clinical hold. Moreover, due to the expected costs and time required to address the FDA’s request for significant additional safety data and other requirements for Liarozole, we have placed the further U.S. development of this product candidate on hold. We may never complete the development of Liarozole in the U.S. Another example of this type of risk involves our Hyphanox product candidate, which, as announced in June 2005, failed to reach the primary endpoint in its Phase 3, non-inferiority trial for the treatment of vaginal candidiasis. Consequently, the results of this trial were not sufficient to support a filing for regulatory approval for Hyphanox in that indication.

     With respect to some of our product candidates, we expect to rely on the data and results of pre-clinical tests and clinical trials that were performed by or on behalf of Janssen Pharmaceutica Products, L.P. and its affiliates prior to our acquisition of these product candidates. It is possible that these trial results may not be predictive of the results of the clinical trials that we conduct for our product candidates. In addition, the results of these prior clinical trials may not be acceptable to the FDA or similar foreign regulatory authorities because the data may be incomplete, outdated or not otherwise acceptable for inclusion in our submissions for regulatory approval.
     If we do not receive regulatory approval to sell our product candidates or cannot successfully commercialize our product candidates, we would not be able to grow revenues in future periods, which would result in significant harm to our financial position and adversely impact our stock price.
If our clinical trials for our product candidates are delayed, we would be unable to commercialize our product candidates on a timely basis, which would materially harm our business.
     Planned clinical trials may not begin on time or may need to be restructured after they have begun. Clinical trials can be delayed for a variety of reasons, including delays related to:
•	obtaining an effective investigational new drug application, or IND, or regulatory approval to commence a clinical trial;

•	negotiating acceptable clinical trial agreement terms with prospective trial sites;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site;

•	recruiting qualified subjects to participate in clinical trials;

•	competition in recruiting clinical investigators;

•	shortage or lack of availability of supplies of drugs for clinical trials;

•	the need to repeat clinical trials as a result of inconclusive results or poorly executed testing;

•	the placement of a clinical hold on a study;

•	the failure of third parties conducting and overseeing the operations of our clinical trials to perform their contractual or regulatory obligations in a timely fashion; and

•	exposure of clinical trial subjects to unexpected and unacceptable health risks or noncompliance with regulatory requirements, which may result in suspension of the trial.
     For example, our planned pivotal clinical trials for Hyphanox for the treatment of fingernail onychomycosis were delayed due to the FDA’s request that we conduct an additional pharmacokinetic, or PK, study prior to finalizing the design for, and subsequently initiating, those trials. We have submitted a protocol to the FDA for a Phase 3 clinical trial to test Hyphanox in the treatment of toenail onychomycosis and are currently in discussion with the FDA regarding the requirements for that study. If the trial is further delayed due to other FDA requirements or otherwise, we may not be able to commercialize this product candidate on a timely basis.
     We believe that our product candidates have significant milestones to reach, including the successful completion of clinical trials, before commercialization. If we continue to have significant delays in or termination of clinical trials, our financial results and the commercial prospects for our product candidates or any other products that we may develop will be adversely impacted. In addition, our product development costs would increase and our ability to generate revenue could be impaired.
If we are wrong in our assessment of the stages of clinical development of our initial product candidates, we may need to perform preclinical studies or clinical trials that we did not anticipate, which would result in additional product development costs for us and delays in filing for regulatory approval for our product candidates.
     We acquired the rights to our initial product candidates from Janssen Pharmaceutica Products, L.P., Johnson & Johnson Consumer Companies, Inc. and Ortho-McNeil Pharmaceutical, Inc., each a Johnson & Johnson company. Prior to this acquisition, they had conducted preclinical studies and clinical trials on several of our product candidates. For our product candidates for which we are not currently conducting a clinical trial, we have made an assessment as to whether the next clinical trial that we will perform will be a Phase 1, Phase 2 or Phase 3 clinical trial based on the results of these preclinical studies and clinical trials. We may be wrong in our assessment of the stages of clinical development of our initial product candidates for several reasons, including that the data we obtained from the previous trials may be outdated or otherwise no longer acceptable for our purposes or to the FDA or similar regulatory authorities in connection with applications that we may file for regulatory approval. If our current assessments prove to be inaccurate, we will likely have to perform additional preclinical studies or clinical trials, which will require us to expend additional resources and may delay filing for regulatory approval for that product.
Risks Related to Regulatory Approval of Our Product Candidates
We may not receive regulatory approvals for our product candidates or approvals may be delayed, either of which could materially harm our business.
     Government authorities in the United States and foreign countries extensively regulate the development, testing, manufacture, distribution, marketing and sale of our product candidates and our ongoing research and development activities. We believe that our product candidates have significant milestones to reach, including the receipt of regulatory approvals, before commercialization.
     The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. According to the FDA, a Phase 1 clinical trial typically takes several months to complete, a Phase 2 clinical trial typically takes several months to two years to complete and a Phase 3 clinical trial typically takes one to four years to complete. Moreover, Phase 3 clinical trials may not directly follow successful completion of Phase 2 clinical trials because, under recently revised guidelines of the International Conference on Harmonization, or ICH, the FDA may require a cardiovascular safety study at the expected dose and an elevated dose prior to initiating Phase 3 clinical trials.
     Industry sources report that the preparation and submission of new drug applications, or NDAs, which are required for regulatory approval, generally take six months to one year to complete after completion of a pivotal clinical trial. Industry sources also report that approximately 10 to 15% of all NDAs accepted for filing by the FDA are rejected and that FDA approval, if granted, usually takes approximately one year after submission, although it may take longer if additional information is required by the FDA. Accordingly, we cannot assure you that the FDA will approve any NDA that we may file. In addition, the Pharmaceutical Research and Manufacturers of America reports that only one out of five product candidates that enter clinical trials will ultimately be approved by the FDA for commercial sale.
     In particular, human therapeutic products are subject to rigorous preclinical studies, clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products. Securing FDA approval requires the submission of extensive preclinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. Varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. For example in May 2005, the FDA issued a not approvable letter for Vusion. Although the FDA ultimately approved our Vusion product in February 2006, the FDA’s initial interpretation of our data and resulting not approvable letter resulted in delay of approximately nine months.
     Changes in the FDA approval process during the development period or changes in regulatory review for each submitted product application may also cause delays in the approval or result in rejection of an application. In addition, recent withdrawals of approved products by major pharmaceutical companies may result in a renewed focus on safety at the FDA, which may result in delays in the approval process.
     The FDA has substantial discretion in the approval process and may reject our data or disagree with our interpretations of regulations or our clinical trial data or ask for additional information at any time during their review, which could result in one or more of the following:
•	delays in our ability to submit an NDA;

•	the refusal by the FDA to file any NDA we may submit;

•	requests for additional studies or data;

•	delays of an approval; or

•	the rejection of an application.
     For example, the submission of our NDA for Sebazole was delayed until September of 2005 due to the time it took us to respond to requests from the FDA for us to obtain six-month data from our long-term safety study. The FDA is now reviewing our NDA submission to determine if the product can be approved. It is possible that the FDA could request additional information prior to issuing an action letter which would result in delays in the approval process. In addition, consistent with applicable regulatory guidelines, we included six-month safety data from our long term safety study in our NDA submission and provided the one year safety data at the four month safety update submitted to the FDA in January 2006. If the FDA determines that the one year data is a substantial addition to the NDA during its review, the FDA could extend its review time.
     The FDA may also determine that there is no substantial benefit over the products currently marketed to justify approval. The approval process may take many years to complete and may involve ongoing requirements for post-marketing studies.
     Any FDA or other regulatory approval of our product candidates, once obtained, may be withdrawn, including for failure to comply with regulatory requirements, an increase in, or appearance of new, adverse events, or if clinical or manufacturing problems follow initial marketing. If our product candidates are marketed abroad, they will also be subject to extensive regulation by foreign governments.
     In addition, any proposed brand name that we intend to use for our product candidates will require approval from the FDA. The FDA typically conducts a rigorous review of proposed product names,

including an evaluation of potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies medical claims. In connection with our NDA filing for our Sebazole product candidate, we submitted for approval the brand name “Sebazole”, as well as two potential alternatives. If none of the brand names that we submitted are approved by the FDA, the launch of this product candidate, if approved, could be delayed.
     Any failure to receive the regulatory approvals necessary to commercialize our product candidates would severely harm our business. The process of obtaining these approvals and the subsequent compliance with appropriate domestic and foreign statutes and regulations require spending substantial time and financial resources. If we fail to obtain or maintain, or encounter delays in obtaining or maintaining, regulatory approvals, it could adversely affect the marketing of any product candidate we develop, our ability to receive product or royalty revenues, and our liquidity and capital resources.
If we fail to comply with regulatory requirements, regulatory agencies may take action against us, which could significantly harm our business.
     Our marketed products, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for these products, are subject to continual requirements and review by the FDA and other regulatory bodies. With respect to our product candidates being developed, even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product.
     In addition, regulatory authorities subject a marketed product, its manufacturer and the manufacturing facilities to continual review and periodic inspections. We will be subject to ongoing FDA requirements, including required submissions of safety and other post-market information and reports, registration requirements, cGMP regulations, requirements regarding the distribution of samples to physicians and recordkeeping requirements. The cGMP regulations include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. We rely on the compliance by our contract manufacturers with cGMP regulations and other regulatory requirements relating to the manufacture of products. We are also subject to state laws and registration requirements covering the distribution of our products. Regulatory agencies may change existing requirements or adopt new requirements or policies. We may be slow to adapt or may not be able to adapt to these changes or new requirements. Because many of our products contain ingredients that also are marketed in over-the-counter drug products, there is a risk that the FDA or an outside third party at some point would propose that our products be distributed over-the-counter rather than by prescription potentially affecting third-party and government reimbursement for our products.
     Later discovery of previously unknown problems with our products, manufacturing processes or failure to comply with regulatory requirements, may result in any of the following:
•	restrictions on our products or manufacturing processes;

•	warning letters;

•	withdrawal of the products from the market;

•	voluntary or mandatory recall;

•	fines;

•	suspension or withdrawal of regulatory approvals;

•	suspension or termination of any of our ongoing clinical trials;

•	refusal to permit the import or export of our products;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	product seizure; and

•	injunctions or the imposition of civil or criminal penalties.
Some of our product candidates are based on new chemical entities that have not been extensively tested in humans, which may affect our ability or the time we require to obtain necessary regulatory approvals.
     Some of our product candidates are based on new chemical entities that have not been extensively tested in humans. The regulatory requirements governing these types of products may be less well defined or more rigorous than for conventional products. As a result, we may experience a longer and more expensive regulatory process in connection with obtaining regulatory approvals of these types of product candidates.
     This risk is particularly applicable to our Liarozole and Rambazole product candidates, which are based on a novel class of molecules known as retinoic acid metabolism blocking agents. Since 2004, the FDA has become increasingly concerned about the safety profile of a class of drugs known as synthetic retinoids. Although Liarozole and oral Rambazole are not synthetic retinoids, they block the intracellular metabolism of natural retinoic acid in cells, resulting in an increased accumulation of the body’s own retinoic acid. Since this accumulation is designed to provide the same therapeutic benefits of synthetic retinoid therapy, the FDA may impose a more difficult, time consuming and expensive regulatory path in order to commence and complete the clinical testing of these product candidates as compared to others in our pipeline at the same stage of development. The FDA has placed our Liarozole and oral Rambazole product candidates on clinical hold. Due to the expected costs and time required to address the FDA’s request for significant additional safety data and other requirements for Liarozole, we have placed the further U.S. development of this product candidate on hold. Also, although the mechanism of action of our topical Rambazole product candidate has not been established, we may experience a longer and more expensive regulatory process for this product candidate since it contains the same active ingredient as oral Rambazole.
If we fail to obtain regulatory approval in foreign jurisdictions, we would not be able to market our products abroad, and the growth of our revenues, if any, would be limited.
     We intend to have our products marketed outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and jurisdictions and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.

     For example, our Vusion product candidate, which we intend to market under the name “Zimycan” in Europe, has received marketing approval from the Belgian Health Authorities and has been the subject of a mutual recognition procedure for approval in 14 other countries in Europe. Although, the product has received marketing approval from 8 of those countries, we still must obtain pricing approval prior to launching in those countries. In addition, we are considering amendments to those regulatory filings which, if required, may delay launch in those counties. In the remaining 6 countries, which consist of the larger market countries such as the United Kingdom and Spain, we must re-file our applications for approval in order to satisfy the requirements of those countries for additional clinical data. Although we believe we have the additional data, this request and the need to re-file, has delayed the launch of Vusion in these 6 countries. Also, we may not be able to obtain regulatory approval for our Sebazole product candidate in Europe if the European regulatory authorities require data that could only be obtained by conducting an additional clinical trial, which we currently do not plan to do.
Risks Related to Commercialization
If our products and product candidates for which we receive regulatory approval do not achieve broad market acceptance, the revenues that we generate from their sales will be limited.
     The commercial success of our products and our product candidates for which we obtain marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of these products by physicians, patients and healthcare payors. Safety, efficacy, convenience and cost-effectiveness, particularly as compared to competitive products, are the primary factors that affect market acceptance. Even if a product displays a favorable efficacy and safety profile in clinical trials, market acceptance of the product will not be known until after it is launched. We only recently began actively marketing Solagé in July 2005 and Vusion in February 2006. Our efforts to educate the medical community and third-party healthcare payors on the benefits of Solagé, Vusion or any of our future products may require significant resources and may never be successful.
     If our products fail to achieve and maintain market acceptance, including coverage by private and public health care insurers, or if new products or technologies are introduced by others that are more favorably received than our products, or if we are otherwise unable to market and sell our products successfully, our business, financial condition, results of operations and future growth will suffer.
If we are unable to expand our domestic sales and marketing infrastructure or enter into agreements with third parties to perform these functions in territories outside the United States and Canada, we will not be able to commercialize our product candidates.
     We currently have only limited internal sales, distribution and marketing capabilities. In order to commercialize our products, we must continue to develop and expand our sales, marketing and distribution capabilities.
     In the United States and Canada, we are building our own sales force to market our products directly to dermatologists and other target physicians. In addition to hiring our own sales representatives and regional managers, we have entered into an agreement with a contract sales organization to provide us with additional sales representatives and a number of complementary services including sales information systems, fleet management, training and logistics and recruiting support. We may encounter difficulties hiring a sales force in a timely manner or one that is sufficient in size or adequate in expertise. We cannot control, other than by contract, the performance of our contract sales organization. The development and expansion of this sales force and establishing a distribution infrastructure for our domestic operations will require substantial resources.

Our revenues depend on payment and reimbursement from third party payors, and if they reduce or refuse payment or reimbursement, the use and sales of our products will suffer, we may not increase our market share, and our revenues and profitability will suffer.
     Our operating results and business success depend, in part, on whether adequate reimbursement is available for the use of our products by hospitals, clinics, doctors and patients. Third-party payors include state and federal programs such as Medicare and Medicaid, managed care organizations, private insurance plans and health maintenance organizations. Because of the size of the patient population covered by managed care organizations, it is important to our business that we market our products to them and to the pharmacy benefit managers that serve many of these organizations. If only a portion of the cost of our prescription products is paid for or reimbursed, our products could be less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians.
     Managed care organizations and other third-party payors negotiate the pricing of medical services and products to control their costs. Managed care organizations and pharmacy benefit managers typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generics are often favored on formularies. The breadth of the products covered by formularies varies considerably from one managed care organization to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. In some cases, third-party payors will pay or reimburse users or suppliers of a prescription drug product only a portion of the product purchase price. Consumers and third-party payors may not view our marketed products as cost-effective, and consumers may not be able to get reimbursement or reimbursement may be so low that we cannot market our products on a competitive basis. If a product is excluded from a formulary, its usage may be sharply reduced in the managed care organization patient population. If our products, particularly our Vusion product, are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic products, our market share and gross margins could be negatively affected, as could our overall business and financial condition.
If we fail to comply with the laws governing the marketing and sale of our products regulatory agencies may take action against us, which could significantly harm our business.
     As a pharmaceutical company, we are subject to a large body of legal and regulatory requirements. In particular, there are many federal, state and local laws that we need to comply with now that we are engaged in the marketing, promoting, distribution and sale of pharmaceutical products. The FDA extensively regulates, among other things, promotions and advertising of prescription drugs. In addition, the marketing and sale of prescription drugs that are covered under Medicaid, such as Vusion and Solagé, and Medicare, must comply with the Federal fraud and abuse laws, which are enforced by the Office of the Inspector General of the Division, or OIG, of the Department of Health and Human Services. These laws make it illegal for anyone to give or receive anything of value in exchange for a referral for a product or service that is paid for, in whole or in part, by any federal health program. The federal government can pursue fines and penalties under the Federal False Claims Act which makes it illegal to file, or induce or assist another person in filing, a fraudulent claim for payment to any governmental agency.
     Since, as part of our commercialization efforts, we provide physicians with samples we must comply with the Prescription Drug Marketing Act, or PDMA, which governs the distribution of prescription drug samples to healthcare practitioners. Among other things, the PDMA prohibits the sale, purchase or trade of prescription drug samples. It also sets out record keeping and other requirements for distributing samples to licensed healthcare providers.
     In addition, we must comply with the body of laws comprised of the Medicaid Rebate Program, the Veterans’ Health Care Act of 1992 and the Deficit Reduction Act of 2005. This body of law governs product pricing for government reimbursement and sets forth detailed formulas for how we must calculate the pricing of our products so as to ensure that the federally funded programs will get the best price.
     Moreover, many states have enacted laws dealing with fraud and abuse, false claims, the distribution of prescription drug samples and the calculation of best price. These laws typically mirror the federal laws but in some cases, the state laws are more stringent than the federal laws and often differ from state to state, making compliance more difficult. We expect more states to enact similar laws, thus increasing the number and complexity of requirements with which we would need to comply.
     Compliance with this body of laws is complicated, time consuming and expensive. We are a relatively small company that only recently began selling pharmaceutical products. As such, we have very limited experience in developing and managing, and training our employees regarding, a comprehensive healthcare compliance program. We cannot assure you that we are or will be in compliance with all potentially applicable laws and regulations. Failure to comply with all potentially applicable laws and regulations could lead to penalties such as the imposition of significant fines, debarment from participating in drug development and marketing and the exclusion from government-funded healthcare programs. The imposition of one or more of these penalties could adversely affect our revenues and our ability to conduct our business as planned.
We rely on third parties to perform many necessary commercial services for our products, including services related to the distribution, storage, and transportation of our products.
     We rely on the Specialty Pharmaceutical Services unit of Cardinal Health PTS, LLC, to perform a variety of functions related to the sale and distribution of Vusion and Solagé and any subsequently approved products in the United States. These services include distribution, logistics management, inventory storage and transportation, invoicing and collections. We rely on McKesson Logistics Solutions for similar functions related to the import, quality testing, sale and distribution of Solagé, VANIQA and any subsequently approved products in Canada. If these third party service providers fail to comply with applicable laws and regulations, fail to meet expected deadlines or otherwise do not carry out their contractual duties, our ability to deliver products to meet commercial demand would be significantly impaired.
We depend on three wholesalers for the vast majority of our product revenues in the United States, and the loss of any of these wholesalers would decrease our revenues.
     The prescription drug wholesaling industry in the United States is highly concentrated, with a vast majority of all sales made by three major full-line companies. Those companies are Cardinal Health, McKesson Corporation and AmerisourceBergen. We expect that a vast majority of our product revenues will be from these three companies. Although we have entered into agreements with each of these companies concerning the terms of their purchase of products from us, none of them is under an obligation to continue to purchase our products. The loss of any of these wholesalers, a material reduction in their purchases or the cancellation of product orders or unexpected returns of unsold products from any one of these wholesalers could decrease our revenues and impede our future growth prospects.
We may acquire additional products, product candidates and businesses in the future and any difficulties from integrating such acquisitions could damage our ability to attain profitability.
     We have acquired our entire current product pipeline by licensing intellectual property from third parties, and we may acquire additional products or product candidates that complement or augment our existing product development pipeline. However, because we acquired substantially all of our existing product candidates in the same transaction, we have limited experience integrating products or product candidates into our existing operations. Integrating any newly acquired product or product candidate could be expensive and time-consuming. We may not be able to integrate any acquired product or product candidate successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to make these acquisitions, which may result in dilution for stockholders and the incurrence of indebtedness.
     We plan to consider, as appropriate, acquisitions of businesses, which may subject us to a number of risks that may affect our stock price, operating results and financial condition. If we were to acquire a business in the future, we would need to consolidate and integrate its operations with our business. Integration efforts often take a significant amount of time, place a significant strain on our managerial, operational and financial resources, and could prove to be more difficult and expensive than we predicted. If we fail to realize the expected benefits from acquisitions we may consummate in the future, our business, results of operations and financial condition could be adversely affected.
Risks Related to Our Dependence on Third Parties for Manufacturing, Research and Development and Marketing and Distribution Activities
Because we have no manufacturing capabilities, we will contract with third-party contract manufacturers whose performance may be substandard or not in compliance with regulatory requirements, which could increase the risk that we will not have adequate supplies of our product candidates and harm our ability to commercialize our product candidates.
     We do not have any manufacturing experience or facilities. We rely on third-party contract manufacturers to produce the products that we commercialize and use in our clinical trials. If we are unable to retain our current, or engage additional, contract manufacturers, we will not be able to conduct our clinical trials or sell any products for which we receive regulatory approval. The risks associated with our reliance on contract manufacturers include the following:
•	Contract manufacturers may encounter difficulties in achieving volume production, quality control and quality assurance and also may experience shortages in qualified personnel. As a result, our contract manufacturers might not be able to meet our clinical development schedules or adequately manufacture our products in commercial quantities when required.

•	Changing manufacturers may be difficult because the number of potential manufacturers for some of our product candidates may be limited and, in one case, there is only a single source of supply. Specifically, the intermediate for our product candidate Hyphanox is manufactured using a process that is proprietary to our contract manufacturer. We do not have a license to the technology used by our contract manufacturer to make the intermediate needed for the Hyphanox tablets. If this manufacturer cannot provide adequate supplies of the intermediate for Hyphanox, we cannot sublicense this technology to a third party to act as our supplier. As a result, it may be difficult or impossible for us to find a qualified replacement manufacturer quickly or on terms acceptable to us, the FDA and corresponding foreign regulatory agencies, or at all.

•	Each of our marketed products and, with the exception of Hyphanox, each of our later stage product candidates, could be produced by multiple manufacturers. However, if we need to change manufacturers, the FDA and corresponding foreign regulatory agencies must approve these manufacturers in advance. This would involve testing and pre-approval inspections to ensure compliance with FDA and foreign regulations and standards.

•	Our contract manufacturers are subject to ongoing periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with current Good Manufacturing Practices, or cGMPs, and other governmental regulations and corresponding foreign standards. Other than through contract, we do not have control over compliance by our contract manufacturers with these regulations and standards. Our present or future contract manufacturers may not be able to comply with cGMPs and other FDA requirements or similar regulatory requirements outside the United States. Failure of our contract manufacturers or our employees to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.
•	Our contract manufacturers may breach our manufacturing agreements because of factors beyond our control or may terminate or fail to renew a manufacturing agreement based on their own business priorities at a time that is costly or inconvenient for us.
     We may compete with other drug developers for access to manufacturing facilities for our products and product candidates. If we are not able to obtain adequate supplies of our products we may not be able to distribute our products as planned which could adversely affect our revenues. If we are not able to obtain adequate supplies of our product candidates, it will be more difficult for us to develop our product candidates. Dependence upon third parties for the manufacture of our product candidates may reduce our profit margins, if any, and may limit our ability to develop and deliver products on a timely and competitive basis.
We rely on a single source supplier for the manufacture of our marketed products and the active ingredients contained in those products and the loss of these suppliers could disrupt our business.
     Although each of our marketed products and the active ingredients in those products can be produced by multiple manufacturers, we predominately rely on a single source of supply for those products and active ingredients. If any of these manufacturers, or any manufacturer of any other ingredient or component contained in our marketed products or their packaging, were to become unable or unwilling to continue to provide us with these products or ingredients, we may need to obtain an alternate supplier. The process of changing or adding a manufacturer includes qualification activities and may require approval from the FDA and corresponding foreign regulatory agencies, and can be time consuming and expensive. If we are not able to manage this process efficiently or if an unforeseen event occurs, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, damage the commercial prospects for our products and adversely affect our operating results.
If third parties on whom we rely do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our products and product candidates.
     We depend on independent clinical investigators and contract research organizations to conduct our clinical trials. Contract research organizations also assist us in the collection and analysis of trial data. We also depend on third parties to perform services related to our sales force and adverse event reporting requirements. The investigators, contract research organizations, and other contractors are not our employees, and we cannot control, other than by contract, the amount of resources, including time, that they devote to our product candidates. However, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial that have been approved by regulatory agencies and for ensuring that we report product-related adverse events in accordance with applicable regulations. Furthermore, the FDA and European regulatory authorities require us to comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.
     In connection with our reliance on our independent clinical investigators and contract research organizations, our clinical trials may be extended, delayed, suspended or terminated, including as a result of:
•	the failure of these investigators and research organizations to comply with good clinical practice or to meet their contractual duties;

•	the failure of our independent investigators to devote sufficient resources to the development of our product candidates or to perform their responsibilities at a sufficiently high level;

•	our need to replace these third parties for any reason, including for performance reasons or if these third parties go out of business; or

•	the existence of problems in the quality or accuracy of the data they obtain due to the failure to adhere to clinical protocols or regulatory requirements or for other reasons.
     Extensions, delays, suspensions or terminations of our clinical trials as a result of the performance of our independent clinical investigators and contract research organizations will delay, and make more costly, regulatory approval for any product candidates that we may develop.
     In addition, although we have used a number of contract research organizations to conduct our clinical trials, there are many other qualified contract research organizations available. Any change in a contract research organization during an ongoing clinical trial could seriously delay that trial and potentially compromise the results of the trial.
We are dependent upon distribution arrangements and marketing alliances to commercialize our product candidates outside the United States and Canada. These distribution arrangements and marketing alliances place the marketing and sale of our product candidates in these regions outside our control.
     We have entered into distribution arrangements and marketing alliances relating to the commercialization of some of our product candidates. Dependence on these arrangements and alliances subjects us to a number of risks, including:
•	we may not be able to control the amount and timing of resources that our distributors may devote to the commercialization of our product candidates;

•	our distributors may experience financial difficulties;

•	our distributors may determine not to launch our product candidates in countries where the distributor determines that commercialization of a particular product candidate is not feasible or is economically unreasonable due to government pricing controls or other market conditions existing in a particular country;

•	business combinations or significant changes in a distributor’s business strategy may also adversely affect a distributor’s willingness or ability to complete its obligations under any arrangement; and

•	these arrangements are often terminated or allowed to expire, which could interrupt the marketing and sales of a product and decrease our revenue.

     We may not be successful in entering into additional distribution arrangements and marketing alliances with third parties for our earlier stage products. Our failure to enter into these arrangements on favorable terms could delay or impair our ability to commercialize our product candidates outside the United States and Canada and could increase our costs of commercialization. In addition, we may be at a competitive disadvantage in negotiating these agreements with third parties because under our license agreements, Johnson & Johnson, through any of its affiliates, has a right of first negotiation for the commercialization of our product candidates that are based on the licensed intellectual property. Because this first right of negotiation may only be triggered after Phase 2 clinical trials and could extend for up to 180 days, it may hinder our ability to enter into distribution agreements and marketing alliances. It may also delay our receipt of any milestone payments or reimbursement of development costs.
Risks Related to Intellectual Property
There are limitations on our patent rights relating to our products and product candidates that may affect our ability to exclude third parties from competing against us.
     The patent rights that we own or have licensed relating to our products and product candidates are limited in ways that may affect our ability to exclude third parties from competing against us. In particular:
•	We do not hold composition of matter patents covering the active pharmaceutical ingredients of Vusion, Solagé, or our Sebazole and Hyphanox product candidates. Composition of matter patents on active pharmaceutical ingredients are the strongest form of intellectual property protection for pharmaceutical products as they apply without regard to any method of use or other type of limitation. The active ingredients for Solagé, Vusion, Sebazole and Hyphanox are off patent. As a result, competitors who obtain the requisite regulatory approval can offer products with the same active ingredients as our products so long as the competitors do not infringe any method of use or formulation patents that we may hold. The United States patent covering the active ingredient in Liarozole expires in 2006.

•	We do not hold composition of matter patents covering the formulations of some of our later stage product candidates. Composition of matter patents on formulations can provide protection for pharmaceutical products to the extent that the specifically covered formulations are important. For our product candidates for which we do not hold composition of matter patents covering the formulation, competitors who obtain the requisite regulatory approval can offer products with the same formulations as our products so long as the competitors do not infringe any active pharmaceutical ingredient or method of use patents that we may hold. The United States patent covering the formulation of miconazole nitrate and zinc oxide in Vusion expires in 2007. The United States patent covering the composition of Solagé expires in 2013.

•	For some of our product candidates, the principal patent protection that covers, or that we expect will cover, our product candidate is a method of use patent. This type of patent only protects the product when used or sold for the specified method. However, this type of patent does not limit a competitor from making and marketing a product that is identical to our product for an indication that is outside of the patented method. Moreover, physicians may prescribe such a competitive identical product for off-label indications that are covered by the applicable patents. Although such off-label prescriptions may infringe or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.

•	Our patent licenses from Janssen Pharmaceutica Products, L.P., Johnson & Johnson Consumer Companies, Inc. and Ortho-McNeil Pharmaceutical, Inc. are limited to the field of dermatology. As a result, with some exceptions, Johnson & Johnson, its affiliates or its licensees could manufacture and market products similar to our products outside of this field. This also could result in off-label use of these competitive products for dermatological indications.
     These limitations on our patent rights may result in competitors taking product sales away from us, which would reduce our revenues and harm our business.
If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third parties, we could lose license rights that are important to our business.
     All of our current product candidates in clinical development are based on intellectual property that we have licensed from Janssen Pharmaceutica Products, L.P., Johnson & Johnson Consumer Companies, Inc. and Ortho-McNeil Pharmaceutical, Inc. We depend, and will continue to depend, on these license agreements. The terms of these licenses are set out in two license agreements. These license agreements may be terminated on a product-by-product basis, if, by dates specified in the license agreements, we are not conducting active clinical development of the particular product or if we do not obtain regulatory approval for that product. Either of the license agreements may also be terminated if we breach that license agreement and do not cure the breach within 90 days or in the event of our bankruptcy or liquidation.
     Disputes may arise with respect to our licensing agreements regarding manufacturing, development and commercialization of any products relating to this intellectual property. These disputes could lead to delays in or termination of the development, manufacture and commercialization of our product candidates or to litigation.
Various aspects of our Johnson & Johnson license agreements may adversely affect our business.
     Under our principal license agreements, neither Johnson & Johnson nor any of its affiliates is restricted from developing or acquiring products that may address similar indications as our products or otherwise compete with our products. We have the sole right to commercialize any product candidate based on intellectual property licensed to us under these agreements that we elect to commercialize ourselves or with the assistance of a contract sales organization. In other circumstances, however, Johnson & Johnson and any of its affiliates has a right of first negotiation for the commercialization of our product candidates based on such intellectual property. The rights of first negotiation for the commercialization of our product candidates can be exercised on a territory-by-territory basis. This negotiation may extend for up to 180 days, which may delay our commercialization efforts or hinder our ability to enter into distribution agreements.
     The license agreements also permit each of Janssen Pharmaceutica Products, L.P., Johnson & Johnson Consumer Companies, Inc. and Ortho-McNeil Pharmaceutical, Inc., to abandon its maintenance of any patents or the prosecution of any patent applications included in the licensed intellectual property for any reason. If any of these companies abandon these activities, we have the option to undertake their maintenance and prosecution if we decide to prevent their abandonment. To date, we have assumed the maintenance and prosecution for all of the patents and patent applications relating to our Sebazole and Vusion product candidates. If we are required to undertake these activities for any additional product candidates, our operating costs will increase.
     In addition, our license agreements limit our use of our product candidates to the specific field of dermatology as defined in the license agreements. As so defined, dermatology consists of applications for the treatment or prevention of diseases of human skin, hair, nails and oral and genital mucosa, but excludes treatments for skin cancer. We have not been granted the right to sell Oxatomide in Japan, Italy,

Mexico and much of Central America or to sell Ketanserin in Mexico, Central America and the Caribbean. Our right to sell the following products in the following countries is semi-exclusive with the Johnson & Johnson companies:
•	Vusion in Argentina, Australia, Belgium, Denmark, Germany, Indonesia, Luxembourg, Mexico, New Zealand, Peru and Venezuela; and

•	Ketanserin in South America.
     This field of use and geographic restrictions limit our ability to market our products worldwide and, therefore, limit the potential market size for our products.
If we are unable to obtain and maintain patent protection for our intellectual property, our competitors could develop and market products similar or identical to ours, which may reduce demand for our product candidates.
     Our success will depend in part on our ability to obtain and maintain patent protection for our proprietary technologies and product candidates and our ability to prevent third parties from infringing our proprietary rights. The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal and scientific questions. We may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.
     Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the pharmaceutical industry places considerable importance on patent protection for new technologies, products and processes. Accordingly, we expect to seek patent protection for our new proprietary technologies and some of our product candidates. The risk exists, however, that new patents may be unobtainable and that the breadth of the claims in a patent, if obtained, may not provide adequate protection for our proprietary technologies or product candidates.
     Although we own or otherwise have rights to a number of patents, these patents may not effectively exclude competitors. The issuance of a patent is not conclusive as to its validity or enforceability and third parties may challenge the validity or enforceability of our patents. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in our issued United States patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in the foreign patents or patent applications. It is possible that a competitor may successfully challenge our patents or that challenges will result in the elimination or narrowing of patent claims and, therefore, reduce our patent protection.
     Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement lawsuits, which are expensive and time-consuming. In particular, if a competitor were to file a paragraph IV certification under the United States Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, in connection with that competitor’s submission to the FDA of an abbreviated new drug application, or ANDA, for approval of a generic version of any of our products for which we believed we held a valid patent, then we would have 45 days in which to initiate a patent infringement lawsuit against such competitor. In any infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, may narrow our patent claims or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. If a court so found that one of our patents was invalid or not infringed in an infringement suit under paragraph IV of the Hatch-Waxman Act, then the FDA would be permitted to approve the competitor’s ANDA resulting in a competitive generic product.
     In addition, because of the size of our patent portfolio, we may not be able to prevent infringement or unauthorized use of all of our patents due to the associated expense and time commitment of monitoring these activities. Interference proceedings brought in the United States Patent and Trademark Office may be necessary to determine whether our patent applications or those of our collaborators are entitled to priority of invention relative to third parties. Litigation, interference or opposition proceedings may result in adverse rulings and, even if successful, may result in substantial costs and be a distraction to our management. We may not be able to prevent misappropriation of our respective proprietary rights, particularly in countries where the laws may not protect our rights as fully as in the United States.
If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology may be adversely affected.
     In addition to patent protection, we rely upon trade secrets relating to unpatented know-how and technological innovations to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our employees, consultants and other third parties. We also have confidentiality and invention or patent assignment agreements with our employees and our consultants. If our employees, consultants or other third parties breach these agreements, we may not have adequate remedies for any of these breaches. In addition, our trade secrets may otherwise become known to or be independently developed by our competitors.
If the development of our product candidates infringes the intellectual property of our competitors or other third parties, we may be required to pay license fees or cease our development activities and pay damages, which could significantly harm our business.
     Even if we have our own patents which protect our products and our product candidates they may nonetheless infringe the patents or violate the proprietary rights of third parties. In these cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to develop and commercialize our product candidates. We may not, however, be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property.
     Third parties may assert patent or other intellectual property infringement claims against us, or our collaborators, with respect to technologies used in potential product candidates. Any claims that might be brought against us relating to infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In addition, any patent claims brought against our collaborators could affect their ability to carry out their obligations to us.
     Furthermore, as a result of a patent infringement suit brought against us, or our collaborators, the development, manufacture or potential sale of product candidates claimed to infringe a third party’s intellectual property may have to be stopped or be delayed. Ultimately, we may be unable to commercialize some of our product candidates or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

Risks Related to Employees and Growth
If we are not able to retain our current senior management team or attract and retain qualified scientific, technical and business personnel, our business will suffer.
     We are dependent on the members of our senior management team, in particular, our Chief Executive Officer, Dr. Geert Cauwenbergh, our Chief Operating Officer, Alfred Altomari and our Chief Research and Development Officer, Charles Nomides, for our business success. Dr. Cauwenbergh and Mr. Nomides have a long history and association with our current product candidates and intellectual property. Our employment agreements with these and our other executive officers are terminable on short notice or no notice. The loss of any one of these individuals would result in a significant loss in the knowledge and experience that we, as an organization, possess and could cause significant delays, or outright failure, in the development and approval of our product candidates. We do not carry key man life insurance on the lives of any of our personnel.
     In addition, competition for qualified scientific, technical, and business personnel is intense in the pharmaceutical industry. If we are unable to hire and retain qualified personnel, our business will suffer.
We will need to hire additional employees as we grow. Any inability to manage future growth could harm our ability to commercialize our product candidates, increase our costs and adversely impact our ability to compete effectively.
     Our growth will require us to hire a significant number of qualified scientific, commercial and administrative personnel. There is intense competition for human resources, including management in the technical fields in which we operate, and we may not be able to attract and retain qualified personnel necessary for the successful development and commercialization of our product candidates. The inability to attract new employees when needed and retain existing employees as we grow could severely harm our business.
     Future growth will impose significant added responsibilities on members of our management, including the need to identify, recruit, retain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and compete effectively will depend, in part, on our ability to manage any future growth effectively.
Risk Related to Our Industry
New federal legislation will increase the pressure to reduce the price of pharmaceutical products paid for by Medicare, which will adversely affect our revenues.
     The Medicare Prescription Drug Improvement and Modernization Act of 2003 reformed the way Medicare covers and reimburses for pharmaceutical products. The law expands Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, the law provides authority for limiting the number of drugs that will be covered in any therapeutic class. As a result of the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost initiatives and other provisions of this law could decrease the coverage and price that we receive for our products and could seriously harm our business.
Foreign governments tend to impose strict price controls, which may adversely affect our revenues.
     In some foreign countries, particularly the countries of the European Union and Canada, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels our business could be materially harmed. The risk of being unable to obtain pricing at a satisfactory level is greater for products for which the active ingredient is generically available such as our Vusion, Sebazole and Hyphanox product candidates.
     For example, although our Vusion product candidate, which we intend to market under the name “Zimycan” in Europe, has received marketing approval from several countries in Europe, our distributor has not launched that product in any of those countries, primarily due to the need to obtain pricing approval. This product might not be launched in any country in which we are not able to obtain pricing approval at a satisfactory level.
We face potential product liability exposure, and, if successful claims are brought against us, we may incur substantial liability for a product and may have to limit its commercialization.
     The use of our product candidates in clinical trials and the sale of products may expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we may incur substantial losses or expenses, be required to limit the commercialization of our product candidates and face adverse publicity. We have product liability insurance coverage with a $10 million annual aggregate coverage limit, and our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash.
If our competitors develop and market products faster than we do or if the products of our competitors are considered more desirable than ours, revenues for any of our products and product candidates that are approved for marketing will not develop or grow.
     The pharmaceutical industry, and the dermatology segment in particular, is highly competitive and includes a number of established, large and mid-sized pharmaceutical companies, as well as smaller emerging companies, whose activities are directly focused on our target markets and areas of expertise. We face and will continue to face competition in the discovery, in-licensing, development and commercialization of our product candidates, which could severely impact our ability to generate revenue or achieve significant market acceptance of our product candidates. Furthermore, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates or technologies obsolete or noncompetitive.
     Compared to us, many of our competitors and potential competitors have substantially greater:
•	capital resources;

•	research and development resources, including personnel and technology;

•	regulatory experience;

•	preclinical study and clinical trial experience; and

•	manufacturing, distribution and sales and marketing experience.
     As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than us. Our competitors may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates or technologies. Our competitors may also develop drugs that are more effective, useful and less costly than ours and may also be more successful than us in manufacturing and marketing their products.
     Our Vusion product faces competition in the treatment of diaper dermatitis complicated by candidiasis, from ointments and creams containing nystatin, Mycolog II from Bristol-Myers Squibb Company, clotrimazole containing creams from Bayer AG and from generic manufacturers and topical miconazole creams.
     Our Solagé product faces competition in the treatment of solar lentigenes from Triluma from Galderma S.A., Avage from Allergan, Inc., EpiQuin Micro from SkinMedica, Inc. and other prescription 4% hydroquinone formulations as well as over-the-counter 2% hydroquinone products, Retin-A from Neutrogena and other tretinoin containing topical formulations.
     If approved, each of our product candidates will compete for a share of the existing market with numerous products that have become standard treatments recommended or prescribed by physicians. For example, we believe the primary competition for our product candidates are:
•	For Sebazole, in the treatment of seborrheic dermatitis, Nizoral from Janssen, ketoconazole creams from generic manufacturers, Desowen from Galderma S.A. and Loprox from Medicis Pharmaceutical Corporation and the generic equivalents of each.

•	For Hyphanox, in the treatment of onychomycosis, Sporanox from Janssen and generic manufacturers, Lamisil from Novartis AG and Penlac from Dermik Laboratories.

•	For oral Rambazole, in the treatment of acne, Accutane from Hoffman-La Roche and generic manufacturers. For oral Rambazole, in the treatment of psoriasis, Soriatane from Hoffman-La Roche and Connetics, biologic agents such as Amevive from Biogen Idec Inc. and Raptiva from Genentech, Inc. and methotrexate from generic manufacturers.
     We also believe that many of the competitive products for other product candidates will similarly compete with our earlier stage product candidates because of the indications for which we are developing these product candidates.
Risks Related to Our Common Stock
Our stock price is volatile, and the market price of our common stock may drop below the price you pay.
     Market prices for securities of biopharmaceutical and specialty pharmaceutical companies have been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:
•	results of our clinical trials or those of our competitors;

•	the regulatory status of our product candidates;

•	failure of any of our products to achieve commercial success;

•	developments concerning our competitors and their products;

•	success of competitive products and technologies;

•	regulatory developments in the United States and foreign countries;

•	developments or disputes concerning our patents or other proprietary rights;

•	our ability to manufacture any products to commercial standards;

•	public concern over our drugs;

•	litigation involving our company or our general industry or both;

•	future sales of our common stock;

•	changes in the structure of health care payment systems, including developments in price control legislation;

•	departure of key personnel;

•	period-to-period fluctuations in our financial results or those of companies that are perceived to be similar to us;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	investors’ general perception of us; and

•	general economic, industry and market conditions.
     If any of these risks occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management. For example, in October 2005, a putative class action lawsuit was filed in the United States District Court for the District of New Jersey against the Company and certain of its officers on behalf of all persons who purchased or acquired securities of Barrier Therapeutics, Inc. between April 29, 2004 and June 29, 2005. At least four additional putative class action lawsuits have also been filed against the Company and certain of its officers, all pleading essentially the same allegations. The complaints filed allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and under Sections 11, 12 and 15 of the Securities Act of 1933.
Provisions in our certificate of incorporation and bylaws and under Delaware law may prevent or frustrate a change in control or a change in management that stockholders believe is desirable.
     Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:
•	a classified board of directors;

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	the inability of stockholders to act by written consent or to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used to institute a rights plan, or a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors.
     The affirmative vote of the holders of at least two-thirds of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our certificate of incorporation. In addition, absent approval of our board of directors, our bylaws may only be amended or repealed by the affirmative vote of the holders of at least two-thirds of our shares of capital stock entitled to vote.
     In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.
Risks Related to an Offering
We have broad discretion in the use of the net proceeds from an offering and may not use them effectively.
     Our management will have broad discretion in the application of the net proceeds from an offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
     Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We have outstanding 24,133,804 shares of common stock based on the number of shares outstanding as of March 31, 2006, of which approximately 8.4 million shares will be restricted as a result of securities laws. These restricted shares are eligible for resale under Rule 144, most of which are subject to volume and manner of sale limitations.
     Holders of approximately 8.1 million shares of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also registered all shares of common stock that we may issue under our employee benefit plans. These shares when sold also could reduce the market price of our common stock.
A large number of our shares are eligible for future sale which may adversely impact the market price of our common stock.
     A large number of shares of our common stock are already outstanding, issuable upon exercise of options and warrants, or the achievement of certain milestones under previously completed acquisitions and may be eligible for resale. This availability of a significant number of additional shares of our common stock for future sale and issuance could depress the price of our common stock.
Because we do not intend to pay, and have not paid, any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless the value of our shares appreciates and they sell them.
     We have never paid or declared any cash dividends on our common stock or other securities and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Therefore, our stockholders will not be able to receive a return on their shares unless the value of our shares appreciates and they sell them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts, and projections and the beliefs and assumptions of our management including, without limitation, our expectations regarding results of operations, selling, general and administrative expenses, research and development expenses and the sufficiency of our cash for future operations. Forward-looking statements contained in this prospectus constitute our expectations or forecasts of future events as of the date this registration statement was filed with the SEC and are not statements of historical fact. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” and other words and terms of similar meaning. In particular, these forward-looking statements include, among others, statements about:
•	the increasing trend of operating losses and the reasons for those losses;

•	our spending on the clinical development of our product candidates;

•	our plans regarding the development or regulatory path for any of our product candidates, particularly with respect to our Liarozole, Rambazole™and Hyphanox™ product candidates;

•	the timing of the initiation or completion of any clinical trials, particularly with respect to our Liarozole, Hyphanox, Rambazole and Azoline product candidates;

•	the timing of filing for regulatory approvals with governmental agencies, and scope of reimbursement and coverage;

•	the commercialization of our products, particularly Vusion™, Solagé® and VANIQA® products;

•	the timing of the commercial launch of Denavir® and any of our product candidates, if approved;

•	the commercialization of any of our product candidates, if approved; and

•	other statements regarding matters that are not historical facts or statements of current condition.
     Any or all of our forward-looking statements in this report may turn out to be wrong. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include our ability to:
•	obtain substantial additional funds;

•	obtain and maintain all necessary patents or licenses;

•	market our products and product candidates, if approved, and generate revenues;

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	meet applicable regulatory standards in the United States to commence or continue clinical trials, particularly with respect to our Liarozole, Hyphanox, Azoline and Rambazole product candidates;

•	meet applicable regulatory standards and file for or receive required regulatory approvals, particularly with respect to our Sebazole™ product candidate;

•	produce our drug products in commercial quantities at reasonable costs and compete successfully against other products and companies; and

•	meet our obligations and required milestones under our license and other agreements, including our agreements with the Johnson & Johnson family of companies.

     Any forward-looking statements made by us do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read and interpret any forward-looking statements together with the following documents:
•	our most recent Annual Report on Form 10-K;

•	our most recent quarterly report of Form 10-Q;

•	the risk factors contained in this prospectus under the caption “Risk Factors”; and

•	our other filings with the Securities and Exchange Commission.

USE OF PROCEEDS
     We will receive all of the net proceeds from the sale of our securities registered under the registration statement of which this prospectus is a part.
     Unless the applicable prospectus supplement states otherwise, we will retain broad discretion in the allocation of the net proceeds of this offering. We currently intend to use the net proceeds of this and any future issuances for:
•	research and development of additional products;

•	expansion of our sales and marketing capabilities;

•	potential product acquisitions and/or potential acquisitions of complementary businesses; and

•	other general corporate purposes, including principally working capital and capital expenditures.
     We have not determined the amount of net proceeds to be used for each of the specific purposes indicated. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. Accordingly, we will have broad discretion to use the proceeds as we see fit. Pending such uses, we intend to invest the net proceeds in interest-bearing, investment grade securities.

DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that we have filed with the Securities and Exchange Commission.
     As of March 31, 2006, our authorized capital stock consisted of 80,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, all of which preferred stock are undesignated.
     As of March 31, 2006, we had issued and outstanding 24,133,804 shares of common stock, held by 29 stockholders of record.
Common Stock
     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.
     In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
     Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.
     The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.
Options
     As of March 31, 2006, options to purchase 2,198,848 shares were outstanding at a weighted average exercise price of $8.47 per share, of which options to purchase 1,070,325 shares were exercisable. As of that date, an additional 1,422,967 shares were available for issuance under our 2004 stock incentive plan.

Registration Rights
     Holders of approximately 8.4 million shares of our common stock have the right to require us to register the sales of their shares under the Securities Act, under the terms of an agreement between us and the holders of these securities. Subject to limitations specified in this agreement, these registration rights include the following:
     • an unlimited number of piggyback registration rights that require us to register sales of a holder’s shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register;
     • two demand registration rights that holders may exercise if a certain percentage of the holders request registration of shares with an aggregate offering price of $5,000,000, which require us to register sales of a holder’s shares, subject to the discretion of our board of directors to delay the registration in specified circumstances; and
     • an unlimited number of rights (up to two per twelve-month period) to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise if they request registration of the sale of more than $1,000,000 of common stock following the time we first qualify for the use of this form of registration with the Securities and Exchange Commission.
     We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate as to a holder’s shares when that holder may sell those shares under Rule 144(k) of the Securities Act, which for most parties means two years after the acquisition of the shares from us.
Anti-Takeover Provisions
     We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
     Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our amended and restated certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of two-thirds of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.
     Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
     The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to case in any annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to case in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described in the prior two paragraphs.
Transfer Agent And Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
NASDAQ National Market
     Our common stock is listed on the NASDAQ National Market under the symbol “BTRX.”

PLAN OF DISTRIBUTION
          We may sell our securities from time to time through underwriters, dealers or agents or directly to purchasers, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may use these methods in any combination.
By Underwriters
          We may use an underwriter or underwriters in the offer or sale of our securities.
•	If we use an underwriter or underwriters, the offered securities will be acquired by the underwriters for their own account.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use this prospectus and the prospectus supplement to sell our securities.
          We may also sell securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any of our outstanding securities. In a standby agreement, the underwriter or underwriters would agree either:
•	to purchase from us up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of our securities at an agreed price per share of common stock; or

•	to purchase from us up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our common stock or any other outstanding security.
          The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our common stock or other security.
          The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.
By Dealers
          We may use a dealer to sell our securities.
•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

By Agents
          We may designate agents to solicit offers to purchase our securities.
•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.
By Delayed Delivery Contracts
          We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.
•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.
          We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.
General Information
          Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
          Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

          Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.
          Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.
LEGAL MATTERS
          The validity of the shares of common stock offered by us in the prospectus supplement will be passed upon by Morgan, Lewis & Bockius LLP, Princeton, New Jersey.
EXPERTS
          Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and special reports, proxy statements and other information with this Securities and Exchange Commission. These documents are publicly available, free of charge, on our website at www.barriertherapeutics.com.
          You can read the registration statement and our future filings with the Securities and Exchange Commission, over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document that we file with the Securities and Exchange Commission at its public reference room at 100 F Street, NE, Washington, DC 20549.
          You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

INFORMATION INCORPORATED BY REFERENCE
          The SEC requires us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.
(1)	Our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 14, 2006;

(2)	Our Current Reports on Form 8-K, dated March 31, 2006 and April 13, 2006, as filed with the Securities and Exchange Commission on April 5, 2006 and April 19, 2006, respectively;

(3)	Our Quarterly Report on Form 10-Q for the period ended March 31, 2006, as filed with the Securities and Exchange Commission on May 9, 2006;

(4)	The description of our common stock contained in our Registration Statement on Form 8-A, dated April 12, 2004 (File No. 000-50680), including any amendments or reports filed for the purpose of updating such description; and

(5)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.
          You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
Barrier Therapeutics, Inc.
600 College Road East, Suite 3200
Princeton, New Jersey 08540
Attention: General Counsel and Secretary
Telephone: 609-945-1200
          You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
          Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.
          Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the company, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or in a party to an action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the company, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Barrier Therapeutics, Inc. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Filing Fees	$8,025

Legal fees and expenses	$25,000	*

Accounting fees and expenses	$20,000	*

Printing Fees	$10,000	*

Miscellaneous Expenses	$5,000	*

Total Expenses	$68,025	*

*	estimated
Item 15. Indemnification of Directors and Officers.
     Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or in a party to an action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
Item 16. Exhibits and Financial Schedules.
     (a) Exhibits

1.1	Form of Underwriting Agreement **

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit 5.1).

24.1	Power of Attorney (Included on signature page).

**	To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.

Item 17. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.
     (1) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on May 17, 2006.

BARRIER THERAPEUTICS, INC.
By:	/s/ Geert Cauwenbergh
	Name:	Geert Cauwenbergh
	Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
     We, the undersigned officers and directors of Barrier Therapeutics, Inc., hereby severally constitute and appoint Geert Cauwenbergh, Ph.D., Anne M. VanLent and Albert C. Bristow and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Barrier Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Geert Cauwenbergh	Chairman, Chief Executive Officer and Director (Principal	May 17, 2006
Geert Cauwenbergh, Ph.D.	Executive Officer)

/s/ Anne M. VanLent	Chief Financial Officer (Principal Financial and Accounting	May 17, 2006
Anne M. VanLent	Officer)

/s/ Srinivas Akkaraju	Director	May 17, 2006
Srinivas Akkaraju, M.D., Ph.D.

/s/ Robert E. Campbell	Director	May 17, 2006
Robert E. Campbell

/s/ Carl W. Ehmann	Director	May 17, 2006
Carl W. Ehmann, M.D.

/s/ Edward L. Erickson	Director	May 17, 2006
Edward L. Erickson

/s/ Peter Ernster	Director	May 17, 2006
Peter Ernster

/s/ Charles F. Jacey, Jr.	Director	May 17, 2006
Charles F. Jacey, Jr.

/s/ Carol Raphael	Director	May 17, 2006
Carol Raphael

/s/ Nicholas J. Simon III	Director	May 17, 2006
Nicholas J. Simon III

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

1.1	Form of Underwriting Agreement **

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit 5.1).

24.1	Power of Attorney (Included on signature page).

**	To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act.